Exhibit 5.1

March 10, 2025	Norton Rose Fulbright US LLP
1045 W. Fulton Market, Suite 1200
Chicago, Illinois 60607
United States of America
Cadiz Inc.
550 S. Hope Street, Suite 2850.
Los Angeles, CA 90071

Re: Cadiz Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Cadiz Inc., a Delaware corporation (the “Company”), of up to an aggregate of 5,715,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-281507) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (“SEC”) on August 13, 2024, the base prospectus dated August 22, 2024 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares dated March 7, 2025 and filed with the SEC pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company to certain institutional investors pursuant to a Placement Agent Agreement, dated March 7, 2025, by and between the Company and Roth Capital Partners, LLC, the placement agent thereunder (the “Placement Agent Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below, including without limitation:

1.	The Registration Statement;

2.	The Prospectus;

3.	The certificate of incorporation of the Company, as amended, certified as of the date hereof by an officer of the Company;

4.	The bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

5.	A certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, dated as of a recent date;

6.	Resolutions adopted by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board, relating to, among other matters, the registration, sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

7.	The form of Placement Agent Agreement;

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8.	A certificate executed by an officer of the Company, dated as of the date hereof; and

9.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have not independently verified such factual matters. We have assumed that there has been no oral or written modification of or amendment to any of the documents submitted to us, and there has been no waiver of any provision of any of the documents submitted to us, by action or omission of the parties or otherwise. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

In expressing our opinion below, we have assumed, with your consent, that:

(a)	Each individual executing any of the documents submitted to us, whether on behalf of such individual or another person, is legally competent to do so;

(b)	Each individual executing any of the documents submitted to us on behalf of a party is duly authorized to do so; and

(c)	Each of the parties (other than the Company) executing any of the documents submitted to us has duly and validly executed and delivered each of such documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law), and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 10, 2025, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

Norton Rose Fulbright US LLP